Exhibit 99.1

The following is an excerpt from the November edition of the Company Monthly Newsletter, which was disseminated to all employees on November 7, 2022.

Letter From Mike Minogue

Chairman, President and Chief Executive Officer

Hello Everyone,

What an incredible week for Abiomed. Last Tuesday, Johnson & Johnson, one of the biggest companies in MedTech, announced it will be bringing heart recovery all over the world. You created the field of heart recovery. Congratulations!

I am also excited for our special culture to thrive under Johnson & Johnson’s ownership. I am confident we will sustain our winning culture because YOU are the stewards of our culture.

Our Four Principles will continue to describe WHAT we do. We will remain the best in the world at recovering hearts and saving lives, leading in technology and innovation, growing shareholder value, and sustaining our winning culture. Our Heartbeat Operating Procedures will continue to describe HOW we do things. Each of you is empowered to lead, manage, adapt and execute. We pursue perfection. We innovate. We pilot with speed, conduct After Action Reviews, and apply the learnings.

And, with every decision we make, we will always put Patients First. Our patients and customers are the motivation for all that we do and achieving our mission is dependent on their well-being. We work hard, have faith in each other, and have fun celebrating the patient success stories.

One success story I would like to celebrate is Stephen Hanns, a 39-year-old police officer from Chelsea, Alabama. In August 2022, Stephen and his fiancé, Sydney (seen in the photos above) were looking at wedding venues when he began experiencing shortness of breath and tightness in his chest. A few days later, Stephen became nauseous and experienced severe chest pain. Sydney drove him to Grandview Medical Center in Birmingham, Alabama, where tests revealed he had severe mitral regurgitation, a reduced ejection fraction of 15 percent, and was in cardiogenic shock due to cardiomyopathy.

Dr. William Black inserted Impella CP to allow Stephen’s heart to rest. After one day of support, Dr. Black and cardiothoracic surgeon Dr. John Casterline escalated Stephen’s support to Impella 5.5 and placed VA-ECMO to oxygenate his body. He was then transferred to UAB Hospital for escalated care and a possible heart transplant.

Once at UAB, Stephen’s medical team performed an SVT ablation and days later, his heart function dramatically improved. Following six days of support, ECMO was weaned and removed. After 11 days of Impella support, Impella 5.5 was explanted. While recovering in the ICU, Stephen and Sydney officially wed during a small ceremony in his hospital room. (photo below)

Less than one month after entering the hospital, Stephen went home with his native heart and his new bride. Today, Stephen and Sydney are planning their wedding reception and a honeymoon in Key West, Florida. Thank you to Team Birmingham South for helping to recover Stephen’s heart.

Patients like Stephen are our WHY. They inspire us to do everything possible to make heart recovery the global standard of care.

Patients First!

Mike

Additional Information and Where to Find it

The tender offer described in this communication has not yet commenced. This communication is neither an offer to purchase nor a solicitation of an offer to sell shares of ABIOMED, Inc. At the time the offer is commenced, Johnson & Johnson and its merger subsidiary, Athos Merger Sub, Inc., will file a Tender Offer Statement on Schedule TO with the U.S. Securities and

Exchange Commission, and ABIOMED, Inc. will file a Solicitation/Recommendation Statement on Schedule 14D-9 with respect to the offer. ABIOMED, Inc. stockholders and other investors are urged to read the tender offer materials (including an Offer to Purchase, a related Letter of Transmittal and certain other offer documents) and the Solicitation/Recommendation Statement, as they may be amended from time to time, when they become available because they will contain important information that should be read carefully before any decision is made with respect to the tender offer. These materials will be sent free of charge to all stockholders of ABIOMED, Inc. In addition, all of these materials (and all other materials filed by ABIOMED, Inc. with the SEC) will be available at no charge from the SEC through its website at www.sec.gov. Investors and security holders may also obtain free copies of the documents filed with the SEC by ABIOMED, Inc. at https://investors.abiomed.com/investors/financials/sec-filings/default.aspx.

Cautionary Statement Regarding Forward-Looking Statements

This communication includes forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. All statements, other than statements of historical fact, may be forward-looking statements. These forward-looking statements may be accompanied by such words as “anticipate,” “believe,” “estimate,” “expect,” “forecast,” “intend,” “may,” “plan,” “potential,” “project,” “target,” “should,” “likely,” “will” and other words and terms of similar meaning. Forward-looking statements include, among other things, statements regarding the potential benefits of the proposed transaction; the prospective performance, future plans, events, expectations, performance, objectives and opportunities and the outlook for ABIOMED’s business; filings and approvals relating to the transaction; the expected timing of the completion of the transaction; the ability to complete the transaction considering the various closing conditions; any potential strategic benefits, synergies or opportunities expected as a result of the proposed transaction; and any assumptions underlying any of the foregoing. Investors are cautioned that any such forward-looking statements are not guarantees of future performance and involve risks and uncertainties and are cautioned not to place undue reliance on these forward-looking statements. Actual results may differ materially from those currently anticipated due to a number of risks and uncertainties.

Risks and uncertainties that could cause the actual results to differ from expectations contemplated by forward-looking statements include: uncertainties as to the timing of the tender offer and merger; the risk that the proposed transaction may not be completed in a timely manner or at all; uncertainties as to how many of ABIOMED’s stockholders will tender their stock in the offer; the possibility that various closing conditions for the transaction may not be satisfied or waived, including that a governmental entity may prohibit, delay or refuse to grant approval for the consummation of the transaction; the occurrence of any event, change or other circumstance that could give rise to the termination of the merger agreement; the effect of this announcement or pendency of the proposed transaction on the ABIOMED’s ability to retain and hire key personnel, its ability to maintain relationships with its customers, suppliers and others with whom it does business, its business generally or its stock price; risks related to diverting management’s attention from ABIOMED’s ongoing business operations; the risk that stockholder litigation in connection with the proposed transaction may result in significant costs of defense, indemnification and liability; the potential that the strategic benefits, synergies or opportunities expected from the proposed acquisition may not be realized or may take longer to realize than expected; the successful integration of ABIOMED into Johnson & Johnson subsequent to the closing of the transaction and the timing of such integration; other business effects, including the effects of industry, economic or political conditions outside of ABIOMED’s control; transaction costs; and other risks and uncertainties detailed from time to time in documents filed with the Securities and Exchange Commission (“SEC”) by ABIOMED, including ABIOMED’s current annual report on Form 10-K on file with the SEC, as well as the Schedule 14D-9 to be filed by ABIOMED and the tender offer documents to be filed by Johnson & Johnson and Athos Merger Sub, Inc. The effects of the COVID-19 pandemic may give rise to risks that are currently unknown or amplify the risks associated with many of these factors.

ABIOMED is providing the information in this filing as of this date and assumes no obligation to update any forward-looking statements as a result of new information, future developments or otherwise.